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                                                                     Exhibit 99
Dear Fellow Shareholders,

Fiscal 2004 was positive for Mitcham Industries in many respects. We recorded revenues for the year of $22.4 million, up $8.3 million, or 58%, from fiscal 2003. Our revenue growth for the year marked a rebound in leasing activity in our traditional markets as well as significant leasing and sales contributions from our new marine seismic product lines and our first full year of operations in South East Asia.

Our net cash provided by operating activities totaled $7.0 million for the year, as compared to net cash used in operating activities of $.5 million in 2003. Our cash generation and reduced capital expenditures resulted in net working capital at year end of $7.4 million, more than double the prior year's level of $3.3 million. We ended the year with a stronger balance sheet, positive market response to our new products and services, and an improving market for seismic exploration. After years of lackluster exploration activity and a seismic equipment market marked by uncertainty and overcapacity, fiscal 2004 was truly encouraging.

It was also a year of tough decisions. In August, as a result of continuing overcapacity in the front-end services market, we sold the operating assets of DSI, our wholly-owned subsidiary in that segment. Proceeds from the sale were $250,000 cash and an $800,000 note receivable due over three years. We recorded a loss from discontinued operations in 2004 of $2.7 million (including an asset impairment charge of $700,000), versus a loss from discontinued operations of $2.4 million in 2003. For the year, we recorded a loss from continuing operations of $3.6 million, or ($0.41) per share, versus a loss from continuing operations of $7.7 million, or ($0.88) per share in fiscal 2003.

Our wholly-owned Australian subsidiary, Seismic Asia Pacific Pty Ltd. (SAP), has operated in the South East Asian market for more than 25 years and is proving to be an excellent fit with our operations. SAP's revenue contribution for 2004 was $3.3 million, reflecting a large rental contract and sales of various hydrographic and oceanographic equipment.

Our recent entry into the international marine seismic market with digital streamers and related peripheral equipment also proved to be rewarding in 2004. We plan to continue to expand our business in the marine segment as the market demands.

While the North American market is, and will continue to be, our largest source of revenue, these initiatives have demonstrated the value of maximizing our efforts to improve the utilization of our lease pool by re-deploying equipment to markets with more balanced seasonal operating conditions as well as the value in making judicious investments in complementary equipment markets.

Mitcham Industries is the world's largest independent lessor of seismic equipment. Our diversified lease pool is technologically up-to-date and is comprised of approximately 38,600 land-based seismic recording channels, as well as geophones and cables, earth vibrators, geographic survey and other peripheral equipment. Additionally, we have over 6,000 marine digital seismic recording channels, air gun sources, peripheral devices including source controllers and cable levelers, and hydrographic equipment including side scan sonars, sub bottom profilers and multi beam echo sounders. By the end of the calendar year, we expect to purchase $2.25 million of state-of-the-art 408UL data acquisition equipment under our exclusive agreement with Sercel. While we intend to keep our capital expenditures passive, we will make other opportunistic capital investments as necessary to maintain our position as the preeminent supplier of exploration equipment to the industry.
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At this point in the year, it appears that land-based data acquisition activity is continuing to increase. After a prolonged period of near record oil and natural gas prices, the industry may have finally turned the corner in exploration expenditures as oil and gas companies are now beginning to incorporate somewhat higher prices in the long-term forecasts that drive drilling decisions. If exploration activity continues to accelerate, Mitcham Industries is well prepared to meet our customers' new requirements.

In another matter, after the fiscal year ended we became aware of a possible issue related to the receivables of our wholly-owned Canadian subsidiary, Mitcham Canada, Ltd. Our audit committee immediately began an investigation, engaging independent legal counsel and independent forensic accountants. As a result of the investigation, we identified some weaknesses in our internal controls that had no effect on our financial statements. Addressing those weaknesses is a top-priority item for management, and we continue to implement changes and improvements to our internal controls and procedures.

As I stated at the beginning, fiscal 2004 was positive in many respects. We emerged from the year with a stronger balance sheet and more balanced operations. We are currently in the process of further strengthening our operations. Our lease pool continues to meet the highest standards and will provide the flexibility needed to satisfy growing customer requirements. Our new product lines and new subsidiary are providing additional avenues of profitability. In fiscal 2005, we intend to build on our progress toward a future of profitable growth.

I would like to thank our board of directors for their guidance, our employees for their dedication and our shareholders for your support this past year.

Sincerely,

/s/ Billy F. Mitcham, Jr.
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Billy F. Mitcham, Jr.
President & CEO